Exhibit 10.5

CONSTRUCTION AND DESIGN AGREEMENT
BETWEEN OWNER & PROJECT MANAGER

THIS CONSTRUCTION AND DESIGN AGREEMENT BETWEEN OWNER & PROJECT MANAGER (together with its Exhibits, this “Agreement”) is made effective on August 11, 2010 (the “Effective Date”) between:

Owner:	Soy Energy, LLC
PO Box 663
Marcus, IA 51035
Designated Representative: RICK DAVIS
E-Mail: rdavis@midlands.net

and Project Manager:	Ball Industrial Services, LLC
590 Market Street
West Des Moines, IA 50266
Designated Representative: JIM HAGBERG
E-Mail: jhagberg@ball-construction.com

Ball Construction Services, LLC
590 Market Street
West Des Moines, IA 50266
Designated Representative: BOB SODDERS
E-Mail: bsodders@ball-construction.com

for the following Project:	Biodiesel Plant Modifications
4172 19th St SW
Mason City, IA 50402.

	TABLE OF ARTICLES

1	GENERAL PROVISIONS	3

2	PROJECT MANAGER’S RESPONSIBILITIES	6

3	OWNER’S RESPONSIBILITIES	17

4	HAZARDOUS MATERIALS AND EMERGENCIES	18

5	COMPENSATION	19

6	COST OF THE WORK	20

7	PAYMENTS	23

8	INSURANCE AND BONDS	26

9	DISPUTE RESOLUTION	27

10	TERMINATION OR SUSPENSION	28

11	MISCELLANEOUS PROVISIONS	30

	EXHIBITS

A	Initial CSO, Feedstock Biodiesel Specifications

B	Preliminary Arrangements

C	Guaranteed Maximum Price Amendment

D	Soy Energy – Biodiesel Plant Modification Budget

E	Ball Industrial Rate Sheet

F	Initial Project Timeline

G	Key Consultants and Subcontractors

RECITALS

Owner desires to retain Project Manager to provide, and Project Manager wishes to provide, Owner certain design, engineering, procurement, testing, training, and construction services, labor, materials and supplies and equipment for modifications to Owner’s existing biodiesel plant located at 4172 19th St SW, Mason City, Iowa (the “Plant”), as required to provide Owner the ability to operate the Plant with multiple feedstocks for production at an annualized production rate of 30,000,000 gallons of 100% biodiesel satisfying ASTM D6571 specifications per year based upon a 345-day year, all as more specifically provided in this Agreement.

AGREEMENT

Owner and Project Manager agree as follows:

ARTICLE 1  GENERAL PROVISIONS

§ 1.1	DEFINITIONS

Capitalized terms used in the Contract Documents have the meanings set forth in the preamble, this section and elsewhere in this Agreement. Unless otherwise defined, words that have well-known technical or construction industry meanings are used in accordance with such meanings.

	§ 1.1.1	APPLICATION FOR PAYMENT
Application for Payment is defined in Section 7.2.1.

	§ 1.1.2	CHANGE ORDER
Change Order is defined in Section 2.7.

	§ 1.1.3	CONSTRUCTION DOCUMENTS
Construction Documents is defined in Section 2.3.3.

	§ 1.1.4	CONSTRUCTION PHASE
The Construction Phase is the period commencing at the end of the second month of Detailed Engineering and ending at Final Completion.

	§ 1.1.5	CONTINGENCY FUND
Contingency Fund is defined in Section 5.3.

	§ 1.1.6	CONTRACT DOCUMENTS

Contract Documents include only the following: this Agreement (including its exhibits); written modifications, amendments and Change Orders to this Agreement executed by Owner and Project Manager after the Effective Date, and, upon completion by Project Manager and acceptance by Owner, the Preliminary Construction Documents and Construction Documents.

	§ 1.1.7	CONTRACT TIME
Contract Time is the period of time, including any adjustments authorized by Owner, allotted in the Contract Documents for Substantial Completion of the Work.

	§ 1.1.8	COST OF THE WORK
Cost of the Work is defined in Section 6.1.

§ 1.1.9	DESIGN ENGINEER

Design Engineer shall mean CJS Group Inc., the firm retained and paid by Project Manager (subject to reimbursement by Owner as Cost of the Work) to provide all professional engineering and other professional design services for the Project, directly or through subconsultants approved by Owner, including the key consultants listed in attached Exhibit G. Project Manager shall not replace the Design Engineer or any of its key consultants without the approval of Owner.

§ 1.1.10	DETAILED ENGINEERING
Detailed Engineering begins when the Project Manager receives an unrestricted Notice to Proceed.

§ 1.1.11	DRAWINGS

Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams. Exhibit B provides Preliminary Arrangements of the new equipment, additions and modifications, which are the basis of the Guaranteed Maximum Price and shall be the basis of the final Construction Documents.

§ 1.1.12	FINAL COMPLETION
Final Completion is defined in Section 2.4.3.

§ 1.1.13	GUARANTEED MAXIMUM PRICE
Guaranteed Maximum Price is defined in Section 5.2.

§ 1.1.14	INDEPENDENT ENGINEER
Independent Engineer is defined in Section 3.7.

§ 1.1.15	NOTICE TO PROCEED

Project Manager will begin Detailed Engineering when it receives an unrestricted Notice To Proceed from the Owner. Notice To Proceed will be the point in time when this Agreement has been executed, the acquisition of the Plant by Owner has been consummated and Owner has closed on financing necessary to fund the Project. Owner can begin Project activities sooner with a restricted Notice to Proceed by funding activities shown in Exhibit F.

§ 1.1.16	OWNER
Owner is Soy Energy, LLC and where action is required by “Owner” such action may be taken by its Designated Representative as defined in Section 3.5.

§ 1.1.17	OWNER INDEMNIFIED PARTIES
Owner Indemnified Parties is defined in Section 2.15.1.

§ 1.1.18	OWNER’S LENDER
Owner’s Lender is OSM-REO FF, LLC, a Minnesota limited liability company.

§ 1.1.19	PERFORMANCE GUARANTEE CRITERIA
Performance Guarantee Criteria is defined in Section 2.13 and consist of all the guarantees listed in Exhibit A.

§ 1.1.20	PERFORMANCE TEST
Performance Test is defined in Section 2.14 and includes the Performance Tests described in Exhibit A.

§ 1.1.21	PRELIMINARY ARRANGEMENT
Preliminary Arrangement means the schematic diagram of the Project prepared by Project Manager and accepted by Owner before the Effective Date, attached to this Agreement as Exhibit B.

§ 1.1.22	PRELIMINARY CONSTRUCTION DOCUMENTS
Preliminary Construction Documents is defined in Section 2.3.2.

§ 1.1.23	PROJECT

The Project is the design and construction of modifications of Owner’s biodiesel plant required to operate the biodiesel plant with the capability to use multiple feedstocks for production (including, without limitation, the ability to use 100% Corn Stillage Oil (CSO) for all of its production needs alone or in combination with suitable quality and quantity of animal fats, other free fatty acids (up to 15% FFA), or crude or refined soybean oil) at an annualized production rate of 30,000,000 gallons of 100% biodiesel satisfying ASTM D6571 specifications, per year based upon a 345-day year. The modifications shall be in accordance with the requirements of the Contract Documents as more specifically provided in Exhibit A.

§ 1.1.24	PROJECT MANAGER
Project Manager collectively refers to Ball Industrial Services, LLC and Ball Construction Services, LLC.

§ 1.1.25	SCHEDULE OF VALUES
Schedule of Values is attached as Exhibit D. The Schedule of Values is an estimate based on budgeted costs and may be modified to reflect costs set forth in final subcontracts and supply contracts.

§ 1.1.26	SPECIFICATIONS

Specifications are the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services to be prepared by Project Manager and approved by Owner. Owner shall promptly review and respond to any requests for approval of specifications in order to keep the Project on the timeline for Scheduled Substantial Completion.

§ 1.1.27	SUBCONTRACTOR

Subcontractor means any person or entity retained by Project Manager to perform a portion of the Work pursuant to Section 2.5, including without limitation, the Design Engineer, any other consultant, trade contractors, and suppliers of materials and equipment for the Project.

§ 1.1.28	SCHEDULED SUBSTANTIAL COMPLETION DATE
Scheduled Substantial Completion Date is defined in Section 2.4.2.

§ 1.1.29	SUBSTANTIAL COMPLETION
Substantial Completion is defined in Section 2.4.2.

§ 1.1.30	WORK

Work means all engineering, design, procurement, construction management, construction, testing, training on the plant modifications, inspection, labor and other services, and all materials, tools, equipment, and machinery, which are required to complete the design, construction and equipping of the Project and that are related to, associated with, or incidental to Project Manager’s obligations under the Contract Documents, including those not shown in the Drawings and Specifications that are otherwise necessary or advisable to complete the Project in accordance with the standard of care provided in Contract Documents.

§ 1.2		PRE-CONSTRUCTION PHASE MATTERS
Project Manager’s Pre-Construction Phase responsibilities, compensation and payments are set forth in a separate Agreement entitled “Phase 1 Engineering Services – Scope Definition.”

§ 1.3		CONFLICTING PROVISIONS

The body of this Agreement and the Exhibits are intended to be complementary and interpreted to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards, and shall be interpreted, if possible, to give effect to each part and to avoid or minimize conflicts. If there is nevertheless any conflict or inconsistency between the body of this Agreement and any Exhibit, (1) such conflict or inconsistency shall be resolved in a manner that is consistent with the Performance Guarantee Criteria and reasonably acceptable to Owner and (2) the terms of this Agreement shall prevail for purposes of determining whether Project Manager is entitled to an adjustment in the Guaranteed Maximum Price or the Scheduled Substantial Completion Date as a result of any changes in the Work required to resolve any conflict or inconsistency. Project Manager shall prepare Construction Documents that are consistent with this Agreement. If there is a conflict or inconsistency between this Agreement (including the Exhibits) and the Construction Documents that Owner has not authorized or approved in writing, Project Manager shall at Project Manager’s expense (1) revise the Construction Documents to reconcile the conflict or inconsistency in a manner that is consistent with the Performance Guarantee Criteria and reasonably acceptable to Owner and (2) correct Work, if any, Project Manager has performed that does not conform with the revised Construction Documents.

ARTICLE 2 PROJECT MANAGER’S RESPONSIBILITIES

§ 2.1		GENERAL

Project Manager accepts the relationship of trust and confidence established by this Agreement and covenants with Owner to exercise Project Manager’s skill and judgment in furthering the interests of Owner; to furnish through duly licensed professionals all civil, structural, mechanical, electrical and other engineering services, surveying services, and, to the extent necessary to complete the Project, architecture and other professional design services; to furnish efficient construction administration, management services and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with Owner’s interests. Project Manager shall perform, directly or through Subcontractors, all Work and provide all services, labor, materials, supplies, tools and equipment, necessary to complete the Project in accordance with applicable law, the Performance Guarantee Criteria and the Contract Documents. The enumeration of specific duties and obligations to be performed by Project Manager in this Agreement and in the Contract Documents shall not limit the general undertakings of Project Manager.

§ 2.2		STANDARD OF CARE

Project Manager (including its consultants and Subcontractors) shall perform all professional engineering, construction and related services under this Agreement with the care, skill, competence, expertise and efficiency ordinarily used and accepted in the industry by those practicing under similar circumstances for similar projects in the Midwest.

§ 2.3		PROFESSIONAL SERVICES

	§ 2.3.1	General
Project Manager shall provide all engineering, testing, consulting and other professional services required to complete the Work through the Design Engineer, who shall cause such services to be provided by properly licensed design professionals, whose signature and seal shall appear on all Drawings, Specifications, calculations, certifications, shop drawings and other submittals prepared by such professionals. Shop drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to Owner. Owner shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications and approvals performed or provided by Project Manager through the Design Engineer.

§ 2.3.2	Preliminary Construction Documents

Within Five (5) business days after the Effective Date, Project Manager shall provide the current revision of the following documents to Owner (together with any other documents Project Manager and Owner reasonably agree are necessary to document the preliminary design of the Project, the “Preliminary Construction Documents”), which shall be prepared by the Design Engineer and be consistent with the Preliminary Arrangements and, upon approval by Owner, shall be part of the Contract Documents:

	(a)	major equipment lists, with sizes;

	(b)	process flow diagram;

	(c)	process design criteria and/or process description; and

	(d)	site layout.

Owner shall within Ten (10) business days after receipt of the Preliminary Construction Documents review and approve such documents. The Preliminary Construction Documents shall establish performance standards for the completed Project and identify components required to meet those performance standards. Project Manager shall have the right to revise the layout of the equipment and substitute specific pieces of equipment, provided the completed Project shall conform to or exceed the performance standards established by the Contract Documents.

§ 2.3.3	Construction Documents

Project Manager shall provide through qualified, licensed design professionals employed by Project Manager, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals required to otherwise facilitate construction of the Work in accordance with this Agreement, the Performance Guarantee Criteria and the Preliminary Construction Documents (such Drawings, Specifications and design submittals collectively and together with the Preliminary Construction Documents, are the “Construction Documents”).

§ 2.3.4	Construction Administration

Project Manager shall cause the Design Engineer to provide construction administration services to ensure that the construction of the Work conforms with the Construction Documents, which services shall include, without limitation: observation of the construction of the Work as it progresses; review of test and inspection reports; certification of Applications For Payment, Project Manager’s notices of Substantial Completion and Final Completion; and review and approval of shop drawings and other submittals.

§ 2.4	CONTRACT TIME

	§ 2.4.1	General

Time is of the essence with respect to the dates and times set forth in the Contract Documents, including Exhibit F hereto. Project Manager shall commence the Work when it receives the Notice to Proceed unless the parties mutually agree otherwise in writing. Project Manager, directly and through its Subcontractors, shall maintain adequate personnel, equipment, and materials to complete all Work within the Contract Time until Final Completion has been achieved.

	§ 2.4.2	Substantial Completion; Re-commissioning of the Plant

Substantial Completion of the Work shall be achieved no later than two hundred seventy (270) days after the date the Notice to Proceed has been delivered to Project Manager (the “Scheduled Substantial Completion Date”). Substantial Completion shall be deemed to occur on the date on which the Work satisfies the Performance Guarantee Criteria and is sufficiently complete so that Owner can occupy and use the Project for its intended purposes. The actual Substantial Completion shall be determined, and the Scheduled Substantial Completion Date may be adjusted, in accordance with this Section 2.4.2.

No later than sixty (60) days before the date that Project Manager expects to achieve Substantial Completion, Project Manager will notify Owner of the estimated date of Substantial Completion. Owner, with the cooperation and assistance of Project Manager, will re-commission the existing Plant and bring it up to full capacity converting crude soybean oil to ASTM-quality biodiesel at an annualized rate of 30,000,000 gallons within sixty (60) days after notice from Project Manager. If Project Manager does not achieve Substantial Completion on or before the Scheduled Substantial Completion Date solely due to Owner’s failure to successfully re-commission the Plant, there will be a one-day extension of the Scheduled Substantial Completion Date for each day of such Owner-caused delay. However, no extension to the Scheduled Substantial Completion Date will be made if Owner was delayed or prevented from re-commissioning the Plant by acts or omissions of Project Manager.

§ 2.4.3	Final Completion
Final Completion of the entire Work shall be achieved on the date Owner reasonably determines that:

	(a)	Substantial Completion has been achieved;

	(b)	all outstanding items of Work have been completed by Project Manager;

	(c)	clean-up of the Plant has been completed;

	(d)	release and waiver of all claims and liens from Project Manager and Subcontractors have been provided.

§ 2.4.4	Substantial Completion Notice and Procedures

Project Manager shall notify Owner in writing when it believes Substantial Completion has been achieved with respect to the Work, which notice shall include a certification by the Design Engineer that the Work is complete in accordance with the Contract Documents, Performance Testing pursuant to Section 2.14 has been completed, and the Work satisfies the Performance Guarantee Criteria. Within five (5) Days of Owner’s receipt of Project Manager’s notice, Owner, Independent Engineer and Project Manager will jointly inspect such Work to verify that the Work satisfies the Performance Guarantee Criteria and is sufficiently complete so that

Owner can occupy and use the Project for its intended purposes. If Owner, Independent Engineer and Project Manager agree such Work is deemed Substantially Complete, Project Manager shall prepare and issue a “Certificate of Substantial Completion” for the Work that will set forth (i) the date of Substantial Completion, which will be the date that Owner has accepted the Work, (ii) certification by Project Manager and Design Engineer that the Work satisfies the Performance Guarantee Criteria and (iii) an acknowledgment by Owner that warranties with respect to the Work commence on the date of Substantial Completion.

§ 2.4.5	Final Completion Notice and Procedures

Project Manager shall notify Owner in writing when it believes Final Completion has been achieved with respect to the Work. Within five (5) Days of Owner’s receipt of Project Manager’s notice, Owner and Project Manager will jointly inspect such Work to verify that it is finally complete in accordance with the requirements of the Contract Documents. If Owner, Independent Engineer and Project Manager agree the Work is finally complete, Project Manager shall prepare and issue a “Certificate of Final Completion” for the Work.

§ 2.4.6	Items Provided by Project Manager
At the time of submission of its Final Application for Payment, Project Manager shall provide:

(a)

an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work;

(b)

a general release executed by Project Manager waiving, upon receipt of final payment by Project Manager, all claims for payment, additional compensation, or damages for delay, except those previously made to Owner in writing and remaining unsettled at the time of Final Payment;

	(c)	consent of Project Manager’s surety, if any, to Final Payment; and

	(d)	a hard copy of all Drawings, Specifications and any other Contract Documents developed after the Effective Date.

	§2.4.7	Liquidated Damages

If Substantial Completion is not attained within forty-five (45) days of the Scheduled Substantial Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Project Manager shall pay Owner five thousand five hundred dollars ($5,500) as liquidated damages, and not as a penalty, for each day that Substantial Completion extends beyond forty-five (45) days after the Scheduled Substantial Completion Date; provided, however, that liquidated damages under this section shall not exceed an aggregate of $350,000. Owner, at its discretion, may elect to offset any such liquidated damages from the Project Manager’s Fee. Project Manager shall not be obligated to pay any liquidated damages if the cause for the delay is due to actions or omissions of Owner. The liquidated damages provided herein shall be in lieu of all liability occasioned solely by any delay in achieving Substantial Completion; however, liquidated damages shall not limit any of Owner’s remedies or Project Manager’s liabilities in connection with any other claims, including, without limitation, any claims arising in connection with satisfaction of the Performance Guarantee Criteria.

§ 2.5	SUBCONTRACTORS
Project Manager shall employ only Subcontractors that are duly licensed and qualified.

§ 2.5.1	Generally; Responsibility

Those portions of the Work that Project Manager does not customarily perform with Project Manager’s own personnel shall be performed by Subcontractors under written subcontracts, purchase orders, subconsultant agreements, or other appropriate written agreements with Project Manager (“Subcontracts”). Project Manager shall coordinate the activities of all of Project Manager’s Subcontractors. Project Manager assumes responsibility for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor, provided Owner shall be a third-party beneficiary of Project Manager’s rights under any Subcontract. Organization of the Specifications into divisions, sections and articles and the arrangement of Drawings shall not control Project Manager in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

§2.5.2	Bids; Selection

Project Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall review such bids with Owner. Project Manager shall select and accept bids with Owner’s prior approval, which shall not be unreasonably withheld. Project Manager represents that it has identified and provided information to Owner regarding all key Subcontractors and suppliers, and Owner has had an opportunity to review such information and make any objections known prior to execution of this Agreement, and a list of all such key Subcontractors and suppliers is attached to the Agreement as Exhibit G.

§ 2.5.3	Subcontract Provisions

Subcontracts or other agreements shall require the Subcontractor to perform its portion of the Work in accordance with the Contract Documents, to be bound to Project Manager by the Contract Documents to the same extent Project Manager is bound to Owner, and to conform to the applicable compensation and payment provisions of this Agreement. The Subcontract will provide Owner with the same audit rights with regard to the Subcontractor as Owner receives with regard to Project Manager under this Agreement. Each Subcontract shall require the Subcontractor to indemnify, defend and hold harmless Owner, name Owner an additional insured on its general liability policies, and to conform with the dispute resolution provisions of this Agreement. Project Manager shall ensure that each subcontract is assignable to Owner without consent of the Subcontractor or any other person or entity if Project Manager defaults on its obligations or the Agreement is terminated with cause. Project Manager shall provide Owner and Owner’s Lender with copies of each executed Subcontract within seven (7) days after execution of the Subcontract.

§2.5.4	Related Parties

If Project Manager engages a Subcontractor that may be considered a Related Party, then Project Manager shall promptly notify Owner in writing of such relationship and the specific nature of the contemplated transaction. “Related Party” includes a parent, subsidiary, affiliate or other entity having common ownership or management with Project Manager; any entity in which any stockholder in, or management employee of, Project Manager owns any interest in excess of ten percent in the aggregate; any person or entity which has the right to control the business or affairs of the Project; or any member of the immediate family of any of the foregoing.

§ 2.6	ADMINISTRATION AND REPORTS

	§ 2.6.1	Meetings

Before commencement of the Construction Phase services, Project Manager and Owner shall hold an initial meeting to review and discuss the Work. After the commencement of the Construction Phase services, Project Manager shall schedule and conduct meetings with Owner at least every 2 weeks to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. Project Manager shall prepare and promptly distribute minutes to Owner. In addition to such meetings, Project Manager shall communicate regularly with Owner regarding the status and condition of the Work.

	§ 2.6.2	Progress Reports

Project Manager shall record the progress of the Project. On at least a monthly basis, Project Manager shall submit written progress reports to Owner, showing percentages of completion and other reasonable information requests made by Owner. Project Manager shall also keep, and make available to Owner, a daily log containing a record for each day of weather, portions of the Work in progress, number of workers on site, identification of equipment on site, problems that might affect progress of the Work, accidents, injuries, and other reasonable information requests made by Owner.

	§ 2.6.3	Cost Control

Project Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. Project Manager shall identify variances between actual and budgeted costs and report the variances to Owner and shall provide this information in its monthly reports to Owner. Nothing in this section shall affect Project Manager’s obligations with respect to the Guaranteed Maximum Price.

	§ 2.6.4	Construction Documents

Project Manager shall maintain at the Plant a current, complete set of Construction Documents, as issued and approved for the building permit. Owner and Independent Engineer shall have the right to review such Construction Documents.

§ 2.7	CHANGES TO THE WORK

Owner and Project Manager may mutually agree in writing to changes to the Work that are within the general scope of this Agreement consisting of additions, deletions or other revisions (each written order, a “Change Order”). To be effective, any adjustment to the Scheduled Substantial Completion Date or Guaranteed Maximum Price because of changes in the Work must be specified in a written Change Order signed by Project Manager and Owner, specifying the work to be done, and any adjustments in the Guaranteed Maximum Price or the Scheduled Substantial Completion Date. A Change Order shall be executed before proceeding with the change in the Work except in the event of an emergency affecting the safety of persons or property, in which case Project Manager shall act at its discretion and shall be paid an amount equal to the reasonable Cost of the Work incurred in the event of the emergency plus a fee which shall be not more than a percentage that is proportional to the Project Manager’s Fee.

	§ 2.7.1	Concealed Conditions

Project Manager represents that Project Manager has visited the existing Plant, is generally familiar with the local conditions under which the Work will be performed, and has correlated personal observations and information obtained from all known sources and accounted for such observations and information in the Construction Documents, the Project schedule and the Guaranteed Maximum Price. If Project Manager encounters concealed or unknown conditions of an unusual nature that affect the performance of the Work and vary from those reasonably anticipated by Project Manager below ground or in an existing structure, and those conditions are not ordinarily found to exist or differ from those generally recognized as inherent in work of the character provided for in this Agreement, the Project Manager shall promptly give notice of the conditions to Owner, and, if possible, before the conditions are disturbed, and provide Owner with a proposed Change Order for addressing such conditions. The Scheduled Substantial Completion Date shall be equitably extended (but in no event less than a one-day extension for each day the Work is delayed) to the extent of the interference with the Work for the concealed or unknown conditions by Change Order upon claim by either party.

	§ 2.7.2	Delays

If Project Manager is delayed at any time in the progress of the Work by any act or neglect of Owner; or by any employee of Owner, or by any separate contractor employed by Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in transportation, fuel, material, or labor shortages or unavailability, unavoidable casualties, action or inaction of governmental authority, or any other causes beyond Project Manager’s control, the Date of Substantial Completion shall be extended by a period equal to such delay.

§ 2.8	GOVERNMENTAL APPROVALS

Project Manager shall obtain and pay for all necessary permits, approvals, licenses and inspection fees required by any government entity having jurisdiction over the Project for prosecution of the Work. Owner shall obtain and pay for all necessary permits, approvals, licenses and inspection fees required to properly own and operate the Project. Owner shall be responsible for obtaining and paying for all air permit issues related to the Plant. Project Manager will provide Owner any required information about the character and quantities of emissions from construction activities and the completed Project. Additionally, Project Manager and Owner shall work with and assist each other as they pursue their responsibilities related to this section.

§ 2.9	WARRANTIES

	§2.9.1	Project Manager Warranty of the Work

Project Manager warrants and guarantees to Owner that all of the Work completed by Project Manager, including all materials and equipment furnished as part of the construction, shall be new unless otherwise approved by Owner in Writing, of good quality, in conformance with the Contract Documents and all legal requirements, and free of defects in materials and workmanship. For twelve months from the date of Substantial Completion, Owner’s remedies for breach of this Warranty will include all labor and materials required to correct any deficiencies in the Work, provided that the warranty shall exclude remedies for damages caused by Owner’s abuse, Owner’s modifications not executed by Project Manager, improper or insufficient maintenance or service by Owner, improper operation by Owner, or normal wear and tear due to normal usage. Nothing in this warranty is intended to limit any manufacturer’s warranty which provides Owner with greater warranty rights than set forth in this section or to otherwise limit remedies available to Owner.

	§2.9.2	Manufacturer and Subcontractor’s Warranties
Project Manager will provide to Owner all manufacturers’ and Subcontractors’ warranties upon the earlier of Substantial Completion or termination of this Agreement.

	§ 2.9.3	Correction of Defective Work

For a period of one (1) year from the date of Substantial Completion of the Work, Project Manager will correct any Work that is not in conformance with the Contract Documents (such Work being “Defective Work”). Failure of the Plant to perform in accordance with the Performance Guarantee Criteria shall be presumed due to Defective Work unless due to: (a) the failure of Owner to maintain and operate the Plant in accordance with instructions provided by

Project Manager and ordinary industry practices; or (b) a failure or limitation of pre-existing Plant equipment not attributable to the Work. If the Plant fails to perform in accordance with the Performance Guarantee Criteria due to Defective Work, such one (1)-year period shall be extended one (1) day for each day that the Plant is not operating in conformance with the Contract Documents due to the Defective Work. Project Manager shall, within seven (7) days of receipt of written notice of Defective Work from Owner, take meaningful steps to commence the correction, repair or replacement of the Defective Work and any Work damaged by Defective Work.

	§2.9.4	No Limitation of Remedies

The warranty period applies only to Project Manager’s obligation to correct Defective Work and is not intended to constitute a limitation on remedies available to Owner against Project Manager for Defective Work, or a period of limitations for any rights or remedies Owner may have regarding any of Project Manager’s obligations under the Contract Documents.

	§2.9.5	Disputed Warranty Claims

Project Manager shall have the right to dispute any Defective Work claim by Owner pursuant to Article 9 of this Agreement. If the claim arises from the failure of the Plant to perform in accordance with the Performance Guarantee Criteria, Project Manager shall endeavor to discover and correct the cause of such failure pending resolution of the dispute. The sole issue for resolution in any such dispute resolution process shall be whether such failure was caused by Defective Work. If such failure was not caused by Defective Work, Project Manager shall be entitled to compensation for its investigative and corrective work, including reasonable overhead and profit.

	§ 2.9.6	No Consequential Damages

Project Manager shall not be liable to Owner for any special, punitive, incidental, indirect or consequential damages (including without limitation, loss of production, loss of profits, loss of use or loss of contracts) arising from the breach of any warranty contained herein, except to the extent covered by insurance.

§ 2.10	LICENSES

	§ 2.10.1	General

Project Manager hereby grants to Owner a license to use the Work product and Construction Documents in connection with Owner’s occupancy, operation, maintenance and repair of the Project. Project Manager acknowledges and agrees that the license to use the Work product and Construction Documents granted hereby shall provide Owner sufficient rights in and to the Work product and Construction Documents as shall be necessary for Owner solely to operate and maintain the Project and shall not be used for any other purpose.

	§ 2.10.2	License upon Termination or Default

If this Agreement is terminated prior to completion of the Project, the license granted under Section 2.10.1 shall automatically terminate and be replaced by a license to use the Work product and Construction Documents to complete the Project and subsequently occupy, operate, maintain and repair the Project, provided that if Project Manager is not then in default under this Agreement, Owner shall pay all amounts then due and payable though the date of termination to Project Manager.

§ 2.11	PROJECT START-UP AND TESTING

Project Manager shall provide supervision, standard and special test instruments, tools, equipment and materials required to perform component and equipment checkout and testing, initial start-up, operations supervision and corrective maintenance of all permanent Project equipment within the scope of the Work. Project Manager shall train, supervise and direct Owner’s employees and personnel who shall participate in the start-up activities with Project Manager’s personnel to become familiar with all aspects of the Project. Owner and the Independent Engineer may witness start-up and testing activities.

§ 2.12	POST COMPLETION SUPPORT

Project Manager will provide (a) two (2) months of on-site operational support for Owner’s personnel after successful completion of the Performance Tests; (b) one on-site inspection of the Plant to confirm that the Plant is capable of operating in accordance with the Performance Guarantee Criteria in each of the third, sixth, ninth, and twelfth months following the date of Substantial Completion; and (c) for one (1) year from the date of Substantial Completion, will provide up to two hundred (200) hours of off-site technical and operating procedure support by telephone and other electronic data transmission and communication. Any additional support services not otherwise required by this Section and not required to correct Defective Work pursuant to Section 2.9.3 shall be compensated by Owner at Project Manager’s stated rates or as otherwise agreed by the parties.

§ 2.13	PERFORMANCE GUARANTEE

Project Manager guarantees that the Project will meet the performance criteria listed in Exhibit A (the “Performance Guarantee Criteria”) during a Performance Test conducted and concluded pursuant to the terms hereof prior to the Scheduled Substantial Completion Date and for a period of one (1)-year after the date of Substantial Completion. If the Project fails to meet the Performance Guarantee Criteria prior to the Scheduled Substantial Completion Date, Project Manager will make the necessary corrections and re-test until the Project meets the Performance Guarantee Criteria, which correction and retesting shall be reimbursable as a Cost of the Work, subject to the Guaranteed Maximum Price. For a period of one (1)-year after the date of Substantial Completion, Project Manager shall be responsible for correction and retesting at Project Manager’s expense, pursuant to Section 2.9.3.

§ 2.14	PERFORMANCE TESTING

Project Manager shall direct tests and, if necessary, any re-tests, of the Project to demonstrate, at a minimum, compliance with the Performance Guarantee Criteria (the “Performance Tests”). No later than Forty-five (45) Days prior to the earlier of the Scheduled Substantial Completion Date or Substantial Completion, Project Manager shall provide to Owner for review a detailed testing plan for the Performance Tests. Owner and Project Manager shall agree upon a testing plan that shall be consistent with the Performance Guarantee Criteria and Test Protocols contained in Exhibit A hereto. After such agreement has been reached, Project Manager shall notify Owner five (5) business days prior to the date Project Manager intends to commence the Performance Tests. Project Manager shall provide to Owner a Performance Test report, including all applicable test data, calculations and certificates indicating the results of the Performance Tests and, within five (5) business days of Owner’s receipt of such results, Owner, Independent Engineer and Project Manager will jointly inspect such Work and review the results of the Performance Tests to verify that the Performance Guarantee Criteria have been met. If Owner or Independent Engineer reasonably determines that the Performance Guarantee Criteria have not been met, Owner shall notify Project Manager in writing stating the reasons why Owner determined that the Performance Guarantee Criteria have not been met. Project Manager shall, within seven (7) days of receipt of such written notice from Owner, undertake correction and retesting. Notice and testing procedures shall be repeated as necessary until Project Manager, Owner and Independent Engineer verify that the Performance Guarantee Criteria have been met. Project Manager shall have the right to dispute any determination by Owner or Independent Engineer that the Performance Guarantee Criteria have not been met pursuant to Article 9 of this Agreement. The sole issue for resolution in any such dispute resolution process shall be (1) whether the Performance Guarantee Criteria have or have not been met and (2) if the Performance Guarantee Criteria have not been met, whether that failure is due to: (a) the failure of Owner to maintain and operate the Plant in accordance with the instructions provided by Project Manager, the “Crude CSO Specifications” or other standards to which Project

Manager and Owner may agree, and ordinary industry practices or (b) due to a failure or limitation of pre-existing Plant equipment not attributable to the Work. If the Performance Guarantee Criteria have been met, or if the Performance Guarantee Criteria have not been met due to the failure of Owner or pre-existing Plant equipment, then Project Manager shall be entitled to compensation for its re-testing and any unnecessary corrective work, including reasonable overhead and profit.

§ 2.15	INDEMNIFICATION

	§ 2.15.1	Project Manager’s General Indemnification

Project Manager, to the fullest extent permitted by law, shall indemnify, defend and hold harmless Owner and their successors, assigns, officers, directors, employees and agents (“Owner Indemnified Parties”) from and against losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation, attorney’s fees for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent or wrongful acts or omissions of Project Manager, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable. Without limiting the generality of the foregoing, Project Manager shall fully indemnify, defend and save harmless Owner Indemnified Parties from and against losses, costs, damages, injuries, liabilities, claims, demands, penalties interest and causes of action, including without limitation attorney’s fees, in favor of any governmental authority or other third party to the extent caused by (a) failure of Project Manager or any Subcontractor to comply with legal requirements as required by this Agreement, or (b) failure of Project Manager or any Subcontractor to properly administer and pay any taxes or fees required to be paid by Project Manager under this Agreement.

§ 2.15.2	Payment Claim Indemnification
(a)

To the extent Project Manager has received payment for the Work, Project Manager shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic’s liens brought against Owner or the Project as a result of the failure of Project Manager, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) business days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Project Manager shall commence to take the steps necessary to discharge such claim or lien.

§ 2.15.3	Owner’s General Indemnification

Owner, to the fullest extent permitted by law, shall indemnify, defend and hold harmless Project Manager and their successors, assigns, officers, directors, employees and agents (“Project Manager Indemnified Parties”) from and against losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation, attorney’s fees for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent or wrongful acts or omissions of Owner, anyone employed directly or indirectly by Owner or anyone for whose acts Owner may be liable. Without limiting the generality of the foregoing, Owner shall fully indemnify, defend and save harmless Project Manager Indemnified Parties from and against losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees, in favor of any governmental authority or other third party to the extent caused by (a) failure of Owner to comply with legal requirements as required by this Agreement, or (b) failure of Owner to properly administer and pay any taxes or fees required to be paid by Owner under this Agreement.

§ 2.16	PATENT AND COPYRIGHT INFRINGEMENT

	§ 2.16.1	Indemnification

Project Manager shall indemnify, hold harmless and defend Owner Indemnified Parties from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees for bodily injury, sickness or death, and property damage or destruction based on any claim that the Work, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States or foreign patent, copyright or other intellectual property, now or hereafter issued.

	§ 2.16.2	Other Obligations

If Project Manager has reason to believe that a required design, process or product of the Work is an infringement of a copyright or patent, the Project Manager shall notify Owner promptly in writing; provided that such notification shall not relieve Project Manager of any of its duties under this Agreement, including under § 2.16.1 or this § 2.16.2. If Owner is enjoined from the operation or use of the Work, the Project, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding due to the modification of the Plant, Project Manager shall, at its sole expense, take reasonable steps to procure the right to operate or use the Work or the Project. If Project Manager cannot so procure such right within a reasonable amount of time, Project Manager shall promptly, at Project Manager’s option and sole expense, (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace the Work with Work that does not infringe or violate any such patent, copyright, trade secret, proprietary right, confidential information or intellectual property right.

§ 2.17	MAINTENANCE OF PROJECT SITE

Project Manager shall keep the Project site reasonably free from debris, trash and construction wastes to permit Project Manager to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Final Completion of the Work, Project Manager shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work to permit Owner to operate the Project for its intended use.

§ 2.18	PROJECT SAFETY

Project Manager recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) any individuals at the Plant, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-site or off-site, and (iii) any other property at the Plant or adjacent thereto. Project Manager assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Project Manager and Subcontractors shall comply with all legal requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents. As promptly as practicable, Project Manager will report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Designated Representative and, to the extent mandated by legal requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work. Project Manager’s responsibility for safety under this Section is not intended in any way to relieve Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all legal requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

§ 2.19	INTEGRATION OF PROJECT INTO BIODIESEL PLANT

Project Manager shall perform all services reasonably necessary to fully integrate the Project into the existing biodiesel Plant so that the Project operates in accordance with the Contract Documents and performs in accordance with the Performance Guarantee Criteria.

ARTICLE 3 OWNER’S RESPONSIBILITIES

§ 3.1	PAYMENTS
Owner shall pay for Work performed in accordance with this Agreement, up to the Guaranteed Maximum Price, pursuant to Articles 5 and 7.

§ 3.2	TESTING AND PREPARATION

Owner will: (a) start and operate the Plant using crude soybean oil before Substantial Completion as provided in Section 2.4.2; and (b) with Project Manager’s assistance, clean & purge the Plant to make it Methanol-free and suitable for normal retrofit construction.

§ 3.3	INFORMATION AND SERVICES REQUIRED OF OWNER

§ 3.3.1

During the Construction Phase, Owner shall furnish information or services required of Owner by the Contract Documents with reasonable promptness. Owner shall also furnish any other information or services under Owner’s control and relevant to Project Manager’s performance of the Work with reasonable promptness after receiving Project Manager’s written request for such information or services. Project Manager shall be entitled to reasonably rely on the accuracy of information and services furnished by Owner, provided Project Manager shall review such information in light of Project Manager’s experience, observations of the Plant, and information obtained by Project Manager from other sources. If Project Manager discovers any apparent discrepancies within or among information obtained by Project Manager from any source, Project Manager shall exercise its reasonable judgment in reconciling such discrepancies before acting in reliance on the information. Project Manager shall exercise proper precautions relating to the safe performance of the Work.

§ 3.3.2

To its knowledge, Owner has provided Project Manager any design and “As-Built” documentation for the facility that it has in its possession as of the Effective Date of this Agreement. Owner shall take commercially reasonable steps to request and obtain any and all other documentation for the facility requested by the Project Manager.

§ 3.4	TESTS, SURVEYS AND REPORTS

Unless otherwise provided in the Contract Documents, Owner shall furnish tests, inspections and reports, such as soils, structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

§ 3.5	OWNER’S DESIGNATED REPRESENTATIVE

Owner shall identify a representative authorized to act on behalf of Owner with respect to the Project, which Owner may change at any time using the notice procedures provided in this Agreement. Owner’s Designated Representative shall render decisions promptly and furnish information expeditiously, to avoid unreasonable delay in the services or Work of Project Manager.

§ 3.6	LEGAL REQUIREMENTS

Owner shall furnish any legal, insurance and accounting services, including auditing services, to meet Owner’s needs and interests and which are not otherwise required for the Work or to be provided by Project Manager under this Agreement.

§ 3.7	INDEPENDENT ENGINEER
Owner’s lender will select an Independent Engineer (the “Independent Engineer”). Owner and Independent Engineer each have the right to witness all testing, including the Performance Tests and any equipment testing, whether at the Plant or at the Subcontractor’s or equipment supplier’s premises during the course of this Agreement. Project Manager shall cooperate with the Independent Engineer pursuant to any reasonable requests by the Independent Engineer or Owner. However, any review by Owner or Independent Engineer shall not relieve or release Project Manager from any of its duties, obligations or liabilities under the Contract Documents.

§ 3.8	USE OF FACILITIES

At its discretion, and subject to any limitations and policies Owner may impose, Owner will allow Project Manager and its Subcontractors rent-free use of the biodiesel plant’s office space, office machines and equipment, equipment/material storage and fabrication facilities to the extent necessary or desirable to complete the Work.

§ 3.9	IDENTIFICATION OF HAZARDOUS MATERIALS OR CONDITIONS

Owner will provide Phase 1 and any other environmental reports in its possession regarding the Plant property to Project Manager. If Owner has knowledge of any other hazardous materials on the property that are not reflected in any report, Owner will disclose to Project Manager the location of all hazardous materials, including contaminated soils or equipment prior to Project Manager arriving on-site. If the situation requires removal of the hazardous material Owner shall procure those services and the costs shall be outside the Guaranteed Maximum Price.

ARTICLE 4 HAZARDOUS MATERIALS AND EMERGENCIES

§ 4.1	HAZARDOUS MATERIALS

	§ 4.1.1	Generally

Project Manager shall be responsible for compliance with any requirements of the Contract Documents or the law regarding hazardous materials to be incorporated in by Project Manager in the course of performing the Work. If Project Manager encounters a hazardous material or substance in the existing Plant not specifically addressed in the Contract Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance encountered on the Plant by Project Manager, Project Manager shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to Owner in writing. Such work stoppage time shall be added to the Substantial Completion Date and adjusted by written Change Order. For purposes of this Agreement, the term “hazardous material or substance” shall not include any biofuel product or by-product or other material or substance present in the Plant in connection with ordinary operations in compliance with all applicable environmental laws.

	§ 4.1.2	Procedures

Upon receipt of Project Manager’s written notice, Owner (or Project Manager at Owner’s direction) shall obtain the services of a licensed laboratory to verify the presence of the material or substance reported by Project Manager. If such material or substance is found to be present, Owner (or Project Manager at Owner’s direction) shall cause it to be rendered harmless. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of Owner and Project Manager. By Change Order, the Contract Time shall be extended appropriately and the Guaranteed Maximum Price will be increased in the amount of Project Manager’s reasonable additional costs of shut-down, delay and start-up.

	§ 4.1.3	Owner Indemnification

To the extent caused by the negligence or misconduct of Owner or anyone for whom the Owner is legally responsible, Owner shall indemnify and hold harmless Project Manager and its consultants, agents and employees from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself). However, the Owner shall have no duty to indemnify a party to the extent that such damage, loss or expense is due to the fault or negligence of the party seeking indemnification.

	§ 4.1.4	No Owner Responsibility

In no event will Owner be responsible in any way for materials or substances Project Manager or its Subcontractors bring to the Project site or for claims or damages related to such materials. To the extent materials or substances are required on the Project site by the Contract Documents, or lawfully present in the Plant in connection with ordinary operations, the Project Manager and all Subcontractors shall use, handle and dispose of such materials and substances in compliance with all applicable environmental laws.

	§ 4.1.5	Project Manager Indemnification

To the fullest extent allowed by law, Project Manager shall, and shall cause each Subcontractor to agree to, indemnify and hold harmless Owner Indemnified Parties from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees for bodily injury, sickness or death, and property damage or destruction arising out of or resulting from: (1) Project Manager’s or a Subcontractor’s use, handling or disposal on the Project site of a material or substance not required by the Contract Documents; (2) Project Manager’s or a Subcontractor’s negligent use, handling or disposal on the Project site of a material or substance required by the Contract Documents; or (3) the failure by Project Manager to perform its obligations under this Agreement, except to the extent that such damage, loss or expense is due to the fault or negligence of Owner.

§ 4.2	EMERGENCIES

In an emergency affecting safety of persons or property, Project Manager shall act to prevent threatened damage, injury or loss. Any change to the Scheduled Substantial Completion Date or the Cost of the Work shall be made only pursuant to a Change Order, and, in any event, shall not: (a) exceed Project Manager’s reasonable additional costs, fees and delays directly attributable to shut-down, delay and start-up due to the emergency or (b) unless the emergency is due to the fault of the Owner, Owner’s agents or Subcontractors, alter the Guaranteed Maximum Price.

ARTICLE 5 COMPENSATION

§ 5.1	COST OF THE WORK

As full consideration and payment for the Work, Owner shall pay Project Manager the Cost of the Work, up to the Guaranteed Maximum Price. The Cost of the Work shall be determined under Article 6, which includes a project management fee of $350,000 (the “Project Manager’s Fee”).

§ 5.2	GUARANTEED MAXIMUM PRICE

The Guaranteed Maximum Price is equal to $8,350,000, which represents Project Manager’s budgeted Cost of the Work as described in Exhibit D, including the Contingency Fund and Project Manager’s Fee. Project Manager guarantees that the Cost of the Work shall not exceed the Guaranteed Maximum Price. To the extent the Cost of the Work exceeds the Guaranteed Maximum Price, Project Manager shall bear and be solely responsible for such amounts in excess of the Guaranteed Maximum Price without reimbursement or additional compensation from Owner.

§ 5.3	CONTINGENCY FUND

Project Manager has included a contingency fund (the “Contingency Fund”) in the budgeted Cost of the Work to be used by Project Manager to accumulate cost savings and fund the costs of overruns. As the Work is performed and actual costs are determined, the difference between the itemized actual costs and the budgeted costs attached as Exhibit D will be used to reduce or add to the Contingency Fund. At Project completion, Owner and Project Manager shall split any funds remaining in the Contingency Fund on a 50% - 50% basis. However, nothing in this section, including any deficit in the Contingency Fund, shall affect the Guaranteed Maximum Price.

ARTICLE 6 COST OF THE WORK

§ 6.1	INCLUDED COSTS

The term “Cost of the Work” shall mean any of the costs set forth in Sections 6.1.1 through 6.1.6 to the extent such costs are reasonably and necessarily incurred by Project Manager in the proper performance of the Work, and not otherwise excluded under Section 6.2, plus Project Manager’s Fee of $350,000 (subject to reduction if necessary to prevent the Cost of the Work from exceeding the Guaranteed Maximum Price).

§ 6.1.1

Labor Costs related to Project Manager employees directly or indirectly engaged in performing the Work, wherever it occurs, compensated based upon the time and materials used according to Exhibit E, Ball Industrial Rate Sheet.

§ 6.1.2

Payments made by Project Manager to Subcontractors in accordance with the requirements of the Subcontracts, including fees and reimbursable expenses payable for professional services under approved Subcontracts.

	§ 6.1.3	Costs of Materials and Equipment incorporated into Completed Construction

(a) Costs of materials and equipment incorporated or to be incorporated in the completed construction, including transportation and storage.

(b)

Costs of materials described in subsection (a) in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become Owner’s property at the completion of the Work or, at Owner’s option, shall be sold by Project Manager. Any amounts realized from such sales shall be credited to Owner as a deduction from the Cost of the Work.

	§ 6.1.4	Costs of Other Materials and Equipment, Temporary Facilities & Related Items

(a)

Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by Project Manager and are fully consumed for the Work. Costs of such items that are not fully consumed shall be based on the cost or value of the item at the time it is first used for the Work less the value of the item when it is no longer used for the Work. All costs and values shall be based on the reasonable fair market value.

(b)

Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by Project Manager at the Plant and costs of transportation, installation, minor repairs, dismantling and removal. Rental rates for Project Manager-owned equipment and quantities of equipment shall be as set forth on Exhibit E, or if not provided in Exhibit E, will be subject to Owner’s prior approval. The total rental cost of any Project Manager-owned item may not exceed the purchase price of any comparable item.

	(c)	Costs of removal of debris from the Plant of the Work and its proper and legal disposal.

(d)

Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the Plant and reasonable petty cash expenses of the Plant office.

	(e)	Reasonable expenses of Project Manager’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

	(f)	Costs of materials and equipment suitably stored off the Plant.

§ 6.1.5	Miscellaneous Costs

	(a)	Premiums for that portion of insurance and bonds required by, and that can be directly attributed to, this Agreement.

	(b)	Fees and assessments for Work-related permits, licenses and inspections.

(c)

Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by other provisions of the Contract Documents.

(d)

Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against Project Manager resulting from such suits of claims and payment of settlements made with the Owner’s consent.

	(e)	Costs for electronic equipment and software directly related to the Work.

	(f)	Deposits lost for causes other than Project Manager’s negligence or failure to fulfill a specific responsibility in the Contract Documents.

	(g)	Reasonable expenses incurred in accordance with Project Manager’s standard written personnel policy for relocation and temporary living allowances of Project Manager’s personnel required for the Work;

	(h)	Insurance deductibles for losses not caused by Project Manager, Subcontractors or any of their agents or employees.

(i)

Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Project Manager, reasonably incurred by the Project Manager after the execution of this Agreement and in the performance of the Work and with the Owner’s prior written approval, which approval shall not be unreasonably withheld.

§ 6.1.6	Other Costs and Emergencies

	(a)	Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

(b)

Costs of repairing or correcting damaged or nonconforming Work, provided that such damaged or nonconforming Work was not caused by negligence or Project Manager’s failure to fulfill an obligation imposed on it by the Contract Documents and only to the extent that the cost of repair or correction is not recovered by Project Manager from insurance, sureties, Subcontractors, suppliers, or others.

	(c)	Work stoppages and Subcontractor demobilization and remobilization charges beyond the Guaranteed Maximum Price due to breach of Owner’s obligations under Article 7 of this Agreement.

	(d)	Project Manager’s capital costs at a rate of 2% over prime if caused by Owner’s failure to make payments required under Article 7 of this Agreement, starting 30 days from the due date of the payment.

§ 6.2	COSTS NOT TO BE REIMBURSED

The Cost of the Work shall not include:

	(a)	Project Manager’s capital expenses, including interest on Project Manager’s capital employed for the Work except as provided in § 6.1.6(d);

(b)

Costs due to the negligence or failure of Project Manager, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, to fulfill a specific responsibility of this Agreement;

	(c)	All sales, use or similar taxes related to the Work shall be the Owner’s responsibility, are excluded from the Guaranteed Maximum Price and will be billed separately;

	(d)	Any cost not specifically and expressly described in Sections 6.1.1 to 6.1.6; or

	(e)	Costs, other than costs included in Change Orders approved by Owner, that would cause the Guaranteed Maximum Price to be exceeded.

§ 6.3	PREPAYMENTS

Project Manager may make Owner-funded advance payments to suppliers for materials or equipment only with Owner’s prior approval, and further provided that (i) Owner is satisfied that the equipment and materials are suitably stored at an acceptable location, (ii) the equipment and materials are protected by suitable insurance, and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances.

§ 6.4	DISCOUNTS, REBATES AND REFUNDS

All cash discounts, trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall be credited to the Contingency Fund. Project Manager shall perform any acts reasonably necessary to obtain such discounts and reduce the Cost of the Work.

§ 6.5	ACCOUNTING RECORDS

Project Manager shall keep full and detailed records and accounts related to the Cost of the Work and exercise such controls as may be necessary for proper financial management and as may be satisfactory to Owner.

§ 6.6	AUDITS

Owner its agents and representatives shall, upon Substantial Completion, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, Project Manager’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to the Contract Documents. Project Manager shall preserve these records for a period of three (3) years after final payment, or for such longer period as may be required by law. Each subcontract will provide, and Owner shall have, the foregoing audit rights with regard to the Subcontractor and the right to otherwise confirm Project Manager’s records with the Subcontractor’s records.

ARTICLE 7 PAYMENTS

§ 7.1	GENERALLY

Owner will deposit with its lender into an escrow account and obtain commitments from its lender for advances of a total sum equal to the Guaranteed Maximum Price less any payments already made by Owner to Project Manager related to the Project. Subject to the approval by the lender of release of funds for each payment, payments of the Cost of the Work will be made to Project Manager from the escrow account according to a Schedule of Values under the procedures set forth in this Article. All payments hereunder are subject to the retainage provisions set forth in Section 7.4.

§ 7.2	PAYMENTS

§ 7.2.1

Owner shall make progress payments, equipment and material deposits, and purchase payments on account of the Cost of the Work to Project Manager based upon written applications for payment issued by Project Manager in form and substance acceptable to Owner (each, an “Application for Payment”). Project Manager acknowledges that Owner has provided it a copy of the Additional Improvements Reserve and Security Agreement by and among Owner, OSM-REO, LLC and First American Title Insurance Company (the “Additional Improvements Reserve and Security Agreement”). All Applications for Payment shall satisfy the requirements and conditions set forth in the Additional Improvements Reserve and Security Agreement.

	§ 7.2.2	Project Manager shall submit to Owner, in the first (1st) week of each calendar month, its Application for Payment for all Work performed and not paid for during the previous calendar month.

§ 7.2.3

Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the percentage of that portion of the Work which has actually been completed and shall include the costs of required equipment deposits and pre-payments.

§ 7.2.4

Each Application for Payment shall be based on, and computed in accordance with, a detailed Guaranteed Maximum Price Schedule of Values consistent with the preliminary Schedule of Values attached as Exhibit D that (i) subdivides the Work into its respective parts; (ii) allocates the entire Guaranteed Maximum Price among the various portions of the Work; (iii) shows Project Manager’s Fee separately and allocates it pro rata among the parts of the Work; and (iv) reduces the amount in the Application for Payment by retainage required by this Agreement and the aggregate amount of payments made by Owner. Each Application for Payment shall be subject to the prior review and approval of the Independent Engineer for consistency with the Schedule of Values and the Contract Documents.

§ 7.2.5

Provided the Application for Payment satisfies the requirements and conditions of the Additional Improvements Reserve and Security Agreement, Owner shall make payment of the amount to Project Manager, as determined under this Agreement, within Fourteen (14) days after receiving the Application for Payment. Title to the Work, including Work reflected in an Application for Payment which is in process, is in transit, is in storage, or has been incorporated into the Project, shall pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon Project Manager’s receipt of payment therefor, and Project Manager shall provide Owner lien waivers to that effect.

§ 7.2.6

If Owner determines that Project Manager is not entitled to all or part of an Application for Payment, it will notify Project Manager in writing at least ten (10) days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Project Manager must take to rectify Owner’s concerns. Project Manager and Owner will attempt to resolve Owner’s concerns before the date that payment is due. If the parties cannot resolve such concerns, the parties shall resolve the dispute as provided in this Agreement.

§ 7.4	RETAINAGE

	§ 7.4.1	Owner will retain five percent (5%) of each payment. Owner shall release to Project Manager all retained amounts with the Final Payment.

§ 7.4.2

Project Manager shall retain five percent (5%) of each payment to each Subcontractor other than design professionals until the Subcontract is fully performed or such later date that Owner releases funds related to the Subcontract to Project Manager.

§ 7.5	FINAL PAYMENT

§ 7.5.1

Project Manager shall deliver to Owner a request for final payment (the “Final Application for Payment”) when Project Manager believes Final Completion has been achieved in accordance with this Agreement.

§ 7.5.2

Owner’s final payment to Project Manager of the entire unpaid balance of the Cost of the Work (the “Final Payment”) shall be made no later than 45 days after the issuance of the Final Application for Payment. However, Final Payment shall not be made by Owner unless and until:

		(a)	Project Manager has fully performed this Agreement except for Project Manager’s responsibility to correct Work, and to satisfy other requirements, if any, which extend beyond Final Payment;

		(b)	the Project has successfully completed its Performance Test and signed by the Owner;

		(c)	a Final Application for Payment has been issued by Project Manager; and

(d)

Project Manager has obtained and delivered to Owner complete and legally effective releases or conditional waivers of all liens arising out of or filed in connection with the Work, from Project Manager and from all Subcontractors, suppliers and other entities or persons performing work on, or furnishing materials to, the Project. Final, unconditional lien waivers will be submitted to the Owner within 14 days of receipt of Final Payment.

§ 7.5.3

Owner’s auditors will review and report in writing on Project Manager’s final accounting within 45 days after delivery of the final accounting to Owner by Project Manager. If Owner’s auditors report the Cost of the Work to be less than claimed by Project Manager, Project Manager shall be entitled to request mediation of the disputed amount. A request for mediation shall be made by Project Manager within 30 days after Project Manager’s receipt of a copy of Owner’s auditors report. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by Owner’s auditors becoming binding on Project Manager. Pending a final resolution of the disputed amount, Owner shall pay Project Manager the amount certified by Owner’s auditors.

§ 7.5.4

If, after Final Payment, Owner requests Project Manager to correct defective or nonconforming Work and Project Manager incurs costs described in Section 6.1 and not excluded by Section 6.2 to perform such Work, Owner shall reimburse Project Manager such costs and Project Manager’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment. However, Owner shall not be required to make any reimbursements that would result in aggregate payments under this Agreement in excess of the Guaranteed Maximum Price. If Project Manager has received amounts from the Contingency Fund as provided in Section 5.3, such amounts shall be recalculated and appropriate credit given to Owner in determining the net amount to be paid by Owner to Project Manager under this Section 7.5.4.

§ 7.6	RELIANCE ON APPLICATIONS

In taking action on Project Manager’s Applications for Payment, Owner shall be entitled to rely on the accuracy and completeness of the information furnished by Project Manager and shall not be deemed to represent that Owner has made a detailed examination, audit or arithmetic verification of the Applications for Payment or other supporting data; that Owner has made exhaustive or continuous on-site inspections; or that Owner has made examinations to ascertain how or for what purposes Project Manager has used amounts previously paid on account of this Agreement. Such examinations, audits and verifications, if required by Owner, will be performed by Owner’s auditors acting in the sole interest of Owner.

§ 7.7	PROJECT MANAGER’S REPRESENTATIONS

Project Manager warrants that upon submission of an Application for Payment, all Work for which payments have been received from Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of Project Manager or any other person or entity performing work or furnishing materials relating to the Project. Project Manager’s Application for Payment shall constitute a representation by Project Manager to Owner that the Work has progressed to the point indicated in the Application for Payment, the quality of the Work is in accordance with the Contract Documents, and Project Manager is entitled to payment in the amount requested. Upon receipt of payment from Owner, Project Manager shall promptly pay all Subcontractors and suppliers the amount to which each is entitled in accordance with the terms of their respective contracts, and shall obtain and deliver to Owner lien waivers from each Subcontractor and supplier. Owner shall have no obligation for payment of a Subcontractor or supplier performing portions of the Work.

§ 7.8	PROJECT MANAGER’S PAYMENT OBLIGATIONS

Project Manager will pay consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Project Manager has received from Owner on account of their work. Project Manager will impose similar requirements on consultants and Subcontractors to pay those parties with whom they have contracted. Project Manager will indemnify and defend Owner against any claims for payment and mechanic’s liens as set forth in this Agreement.

ARTICLE 8 INSURANCE AND BONDS

§ 8.1	INSURANCE, GENERALLY

Project Manager shall procure and maintain in force through the date of Final Completion, and shall cause the Design Engineer and the Subcontractors to purchase and maintain, insurance coverage as set forth in this section with the policy limits indicated from insurance companies authorized to do business in Iowa with a rating of Best Insurance Reports rating of “A-” or better and financial size category of “IX” or higher. Owner shall be named as an additional insured on the liability policies and loss payee on the property policies. Prior to commencing the Work hereunder, Project Manager shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage required hereunder will be canceled, renewal refused, or changed unless at least thirty (30) days prior written notice is given to Owner.

	§ 8.1.1	Professional Liability – Errors & Omissions insurance:

		(a)	The Design Engineer (CJS Group Inc.), $5,000,000;

		(b)	Project Manager, $2,000,000; and

		(c)	The Subcontractors (TBD), $1,000,000.

	§ 8.1.2	Additionally, Project Manager will maintain:

(a)

$11,000,000 of General Liability Insurance ($1,000,000 base + $10,000,00 umbrella) covering: property damage, including injury to or destruction of tangible property, including loss of use; bodily Injury, including claims by Project Manager’s employees or any other person for bodily injury, sickness, disease, or death; contractual liability (including Project Manager’s indemnity obligations); fire damage; medical expenses, and personal and advertising injury;

		(b)	Statutory Limits for claims arising under workers’ compensation, disability and other similar employee benefit laws applicable to the Work;

		(c)	$500,000 covering personal injury or death or property damage resulting from ownership, use and maintenance of any motor vehicle;

		(d)	$11,000,000 covering Completed Project / Ongoing Operations.

		(e)	$1,000,000 covering employer’s liability for claims by employees for bodily injury, sickness, disease, or death;

	§ 8.1.3	The Project Manager shall provide insurance that conforms with the following requirements:

		(a)	Project Manager’s liability insurance shall specifically delete any design-build or similar exclusions that could compromise coverage because of the design-build delivery of the Project.

		(b)	All professional liability insurance polices shall specifically delete any design-build or similar exclusions that could compromise coverage because of the design-build delivery of the Project.

(c)

Project Manager, or its Subcontractors, as the case may be, shall be responsible for payment of all deductibles on Project Manager furnished and Subcontractor furnished insurance, except that Owner shall be responsible for such deductibles to the extent that claims result from the negligence of Owner or other parties for whom Owner is responsible. Deductibles that are the responsibility of Project Manager or a Subcontractor shall not be the basis for a claim for reimbursement from Owner.

(d)

If Project Manager fails to provide or maintain any of the insurance coverages required hereunder that are commercially available under reasonable terms and conditions and Owner has provided Notice to Project Manager of such failure and Project Manager fails to take steps to provide or maintain such coverage within fifteen (15) days after receipt of such notice, Owner shall have the right to provide or maintain such coverage at Project Manager’s expense either by direct charge or set-off against other amounts due to Project Manager.

§ 8.2	PERFORMANCE BOND

Within ten (10) days of the Effective Date, Project Manager shall deliver to Owner a bond in form and substance satisfactory to Owner (the “Performance Bond”) in an amount equal to the Six Million Seven Hundred-Thousand Dollars ($6,700,000). The Performance Bond shall secure Project Manager’s obligations to complete the Work in accordance with this Agreement.

§ 8.3	PAYMENT BOND

Within ten (10) days of the Effective Date, Project Manager shall deliver to Owner a bond in form and substance satisfactory to Owner (the “Payment Bond”) in an initial amount equal to Six Million Seven Hundred-Thousand Dollars ($6,700,000). The Payment Bond shall secure Project Manager’s obligations to pay its Subcontractors, vendors and suppliers. The Payment Bond shall provide the conditions upon which Subcontractors, vendors and suppliers may draw upon such Payment Bond following Project Manager’s failure to pay amounts due such Subcontractors, vendors and suppliers.

§ 8.4	PERFORMANCE and PAYMENT BOND COVERAGE

The Performance and Payment Bonds will each specifically state and incorporate the work each bond intends to cover, which shall be all labor, materials, supplies and equipment to be provided and reimbursable expenses to be incurred by Project Manager under this Agreement, except Management & Supervision, Professional Services, materials supplied by Owner (2 Centrifuges & Brown Tank), Fees & Permits, General Liability Insurance, Contingency Fund, and Project Manager’s Fee.

ARTICLE 9 DISPUTE RESOLUTION

§ 9.1	DISPUTE AVOIDANCE

The parties will communicate regularly to avoid or minimize disagreements. If disagreements arise, Project Manager and Owner each commit to resolving such disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work. Project Manager and Owner will first attempt to resolve disagreements through discussions between Project Manager’s Designated Representative and Owner’s Designated Representative.

§ 9.2	NON-BINDING MEDIATION

If, a disagreement cannot be resolved on terms satisfactory to both parties, the parties shall submit the disagreement to non-binding mediation. The mediation shall be conducted in Des Moines, Iowa by a mutually agreeable impartial mediator or, if the parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules and Mediation Procedures. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the parties or, if the parties cannot so agree, by procedures established by the mediator. Mediation is a condition precedent to arbitration, unless the parties agree otherwise.

§ 9.3	ARBITRATION

Any claim between Owner and Project Manager not resolved by mediation shall be subject to arbitration. Unless the parties mutually agree otherwise, the arbitrator shall be selected, and the arbitration administered, by the AAA in accordance with its Construction Industry Arbitration Rules. A demand for arbitration shall be made in writing, delivered to the other party to this Agreement, and filed with the person or entity administering the arbitration. The party filing a notice of demand for arbitration must assert in the demand all claims then known to that party on which arbitration is demanded. The arbitration proceeding shall take place at an agreeable location in Des Moines, Iowa.

§ 9.3.1 A demand for arbitration shall be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when the institution of legal or equitable proceedings based on the claim would be barred by the applicable statute of limitations. For statute of limitations purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the claim.

§ 9.3.2 The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

§ 9.3.3 The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

§ 9.4	DUTY TO CONTINUE PERFORMANCE

Project Manager shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Project Manager pending the final resolution of any dispute or disagreement between Project Manager and Owner.

ARTICLE 10 TERMINATION OR SUSPENSION

§ 10.1	OWNER TERMINATION

	§ 10.1.1	FOR CONVENIENCE

Owner may terminate this Agreement upon not less than seven days’ written notice to Project Manager for Owner’s convenience and without cause. In such case, Owner shall pay to Project Manager an amount equal to the Cost of the Work incurred by Project Manager to the date of termination, including a pro rata portion of Project Manager’s Fee, minus the aggregate of previous payments made by Owner. Owner shall also pay Project Manager fair compensation, either by purchase or rental at the election of Owner, for any equipment owned by Project Manager which Owner elects to retain and which is not otherwise included in the Cost of the Work, provided that the aggregate amount payable by Owner under this Agreement shall not exceed the Guaranteed Maximum Price. To the extent that Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), Project Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of Project Manager, as Owner may require for the purpose of fully vesting in Owner the rights and benefits of Project Manager under such subcontracts or purchase orders. If Owner accepts assignment of subcontracts, purchase orders or rental agreements, Owner will reimburse or indemnify Project Manager for all costs previously paid by Project Manager under the subcontract, purchase order or rental agreement, if those costs would have been reimbursable as Cost of the Work if this Agreement had not been terminated.

If Owner chooses not to accept assignment of any subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this Agreement not been terminated, Project Manager will terminate the subcontract, purchase order or rental agreement, and Owner will pay Project Manager the costs necessarily incurred by Project Manager because of such termination.

§ 10.1.2	FOR CAUSE

Owner may terminate this Agreement upon not less than seven days’ written notice to Project Manager if Project Manager breaches any provision of the Contract Documents, defaults in the performance of the Work, fails to provide a sufficient number of skilled workers, fails to supply the materials required by the Contract Documents, fails to timely pay design consultants or Subcontractors or fails to perform the Work with promptness and diligence to ensure the Work is completed by the date of Final Completion. Such termination shall be without prejudice to any other remedy of Owner. In addition to all other remedies, Owner may take possession of the Project site and all materials, equipment and documents, and proceed to finish the Work by whatever reasonable method Owner deems advisable. Project Manager shall not be entitled to receive any further payments under the Contract Documents until the Work is finally completed in accordance with the Contract Documents. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Cost of the Work, then Project Manager shall be obligated to promptly pay the difference to Owner. However, if Owner’s cost and expense of completing the Work is equal to or less than the unpaid balance of the Cost of the Work, Owner shall promptly pay Project Manager any amounts remaining unpaid that were accrued prior to the termination, without regard for Project Manager’s Fee. Owner’s costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expenses, including attorneys’ fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Project Manager’s default.

§ 10.2	PROJECT MANAGER TERMINATION

Unless such event is cured within ten (10) days from Owner’s receipt of Project Manager’s written notice, Project Manager may terminate this Agreement and recover from Owner payment as described in Section 10.1.1, plus any costs actually incurred due to such termination and damages, if the Work is stopped for a period of 45 consecutive days through no act or fault of Project Manager or a Subcontractor, sub-Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with Project Manager, due to any of the following:

	(a)	Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped for 45 consecutive days;

	(b)	An act of government, such as a declaration of national emergency that requires all Work to be stopped;

	(c)	Because Owner has not issued a payment and has not notified Project Manager of the reason for withholding payment beyond the time stated in the Contract Documents;

(d)

repeated suspensions, delays or interruptions of the entire Work by Owner constitute in the aggregate more than 75 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less; or

	(e)	Because Owner has repeatedly failed to fulfill Owner’s obligations under the Contract Documents with respect to matters necessary to the progress of the Work.

§ 10.3	SUSPENSION

Project Manager may stop work for Owner’s failure to pay amounts properly due under Project Manager’s Application for Payment if, after providing written notice to Owner that Project Manager will stop work unless such event is cured within ten (10) days from Owner’s receipt of Project Manager’s notice, Owner fails to cure or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion.

§ 10.4	BANKRUPTCY

If either Owner or Project Manager institutes or has instituted against it a case under the United States Bankruptcy Code (such party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur, the Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future obligations under the Contract Documents, which assurances shall be provided within ten (10) days after receiving notice of the request; and the Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) days of the institution of the bankruptcy filing and shall diligently prosecute such action. If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party. Such rights and remedies shall not limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Project Manager to stop Work under any applicable provision of this Agreement.

ARTICLE 11 MISCELLANEOUS PROVISIONS

§ 11.1	REPRESENTATIONS AND WARRANTIES

	§ 11.1.1	Each of Project Manager and Owner represents that:

(a)

it is duly organized, validly existing and in good standing under the laws of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated under the Contract Documents;

(b)

this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditor’s rights or by general equitable principles;

(c)

the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (a) the certificate of incorporation or bylaws or equivalent organizational documents of such party, or (b) any law applicable to such party; and

(d)

there is no action pending or, to the knowledge of such party, threatened, which would hinder, modify, delay or otherwise adversely affect such party’s ability to perform its obligations under the Contract Documents.

	§ 11.1.2	Project Manager further represents that it has the necessary financial resources to fulfill its obligations under this Agreement and that all Work, including all materials and equipment furnished as part of the construction, shall be new unless otherwise approved by Owner in writing, of good quality, in conformance with the Contract Documents and all legal requirements, and free of defects in materials and workmanship.

§ 11.2	GOVERNING LAW
The Agreement shall be governed by the laws of the State of Iowa except that the Federal Arbitration Act shall govern any arbitration.

§ 11.3	ASSIGNMENT

Owner and Project Manager, respectively, bind themselves and their agents, successors, assigns and legal representatives to this Agreement. Neither Owner nor Project Manager shall assign this Agreement without the written consent of the other, except that Owner may assign this Agreement to a lender providing financing for the Project if the lender agrees to assume Owner’s rights and obligations under this Agreement. If either party attempts to make an assignment without consent required above, that party shall remain legally responsible for all of its obligations under this Agreement.

§ 11.4	SCOPE

The Contract Documents represent the entire and integrated agreement between Owner and Project Manager and supersede all prior negotiations, representations or agreements, either written or oral, provided the separate Agreement for Pre-Construction Phase responsibilities entitled “Phase 1 Engineering Services-Scope Definition,” shall govern services provided under that Agreement.

§ 11.5	AMENDMENTS
This Agreement may be amended only by written instrument signed by both parties.

§ 11.6	NOTICE

Whenever the Contract Documents require that notice be provided to a party, notice shall be delivered in writing to such party at the address listed in the preamble. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) days after being sent, (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient, or (iv) by electronic mail, on the earlier of actual receipt or one (1) business day after it is sent.

§ 11.7	THIRD-PARTY BENEFICIARIES

Except as expressly provided herein, this Agreement is intended to be solely for the benefit of Owner, Project Manager and permitted assigns, and is not intended to and shall not confer any rights or benefits on any person not a signatory hereto.

§ 11.8	NON-DISCLOSURE OBLIGATION

(a)

Except as required by court order, subpoena, or applicable law (including, without limitation, either party’s disclosure obligations under federal or state securities laws), or as permitted under subpart (b), the parties:

(i) will hold in confidence, and will use only for the purposes of completing the Project, any and all Confidential Information disclosed to each other.

(ii) shall not disclose to third parties any Confidential Information without the express written consent of the other party, which consent shall not be unreasonably withheld.

(iii) shall at all times use their respective reasonable efforts to keep all Confidential Information and information regarding the terms and conditions of this Agreement confidential.

(b)

The parties may disclose Confidential Information to their respective lenders, agents, and/or consultants, including without limitation the Independent Engineer, only as reasonably necessary in connection with the financing of the Project or to enable them to advise the parties with regard to the Contract Documents and the Project or as specifically provided in this Agreement, provided that the party to whom Confidential Information is to be disclosed first agrees to be obligated to maintain the confidentiality of any information received.

(c)

The term “Confidential Information” means (i) confidential or proprietary information regarding the other party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other party pursuant to this Agreement or the parties’ relationship prior thereto or is developed pursuant to this Agreement, (ii) any and all information concerning the Contract Documents, the Agreement, or the terms thereof, and (iii) all information which one party, directly or indirectly, may acquire from another party. Confidential Information does not include information that falls into any of the following categories: information that, at the time of disclosure hereunder, is in the public domain; information that enters the public domain other than by breach of this Agreement or the obligation of confidentiality; information that, prior to disclosure hereunder, was already in the recipient’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation; information obtained by the recipient from a third party having an independent right to disclose this information; and information that is available through discovery by independent research without use of or access to the Confidential Information acquired from the other party.

§ 11.9	PUBLICITY AND ADVERTISING

Project Manager shall not make or permit any of its Subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names Owner, unless prior written consent is obtained from Owner.

§ 11.10	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.

§ 11.11	SURVIVAL

The representations, warranties and covenants set forth herein including without limitation the Warranties under Section 2.9 and the Performance Guarantee under Section 2.13 of this Agreement, shall survive (in full force and effect) the expiration or termination of this Agreement and shall continue to apply after termination of this Agreement or the transfer of a party’s interest in this Agreement.

§ 11.12	COOPERATION WITH OWNER’S LENDER AND INDEPENDENT ENGINEER.
§ 11.12.1

In connection with any financing of the Project, Project Manager shall, if requested by Owner: (1) deliver to the Owner’s Lender certified copies of its corporate charter and bylaws, resolutions, incumbency certificates, legal opinions (covering such items as the validity and enforceability of the Contract Documents and the due organization and existence of Project Manager), a consent to receive service of process in Iowa, and such other items as Owner’s Lender may reasonably request, and (2) fulfill all obligations and comply with all procedures, and require its Subcontractors, vendors and suppliers to fulfill all obligations and comply with all procedures that may result from Owner’s financing arrangements, by providing all information reasonably requested by Owner’s Lender.

§ 11.12.2

Project Manager agrees that upon notice that Owner has assigned its rights under the Contract Documents to Owner’s Lender as security for its obligations to Owner’s Lender: Project Manager shall deliver to Owner’s Lender all notices given under the Contract Documents to Owner at the same time and in the same manner as given to Owner; Owner’s Lender shall be entitled to exercise all rights and to cure any defaults of Owner under the Contract Documents and Project Manager shall accept such exercise or cure as though it had been done by Owner; Project Manager shall not make any demands under the Contract Documents on account of any default by Owner without giving prior written notice to Owner’s Lender and providing Owner’s Lender an opportunity to cure such default; and Project Manager shall execute such further agreements or documents reasonably requested by Owner’s Lender providing assurances and other protections to Owner’s Lender in furtherance of the provisions set forth above in connection with the financing of the Work. Project Manager further agrees that if Owner’s Lender succeeds to the interests of Owner in foreclosure or otherwise, Project Manager shall continue to perform in a timely manner all of its obligations under the Contract Documents and shall recognize Owner’s Lender or any substitute entity with sufficient financial and other resources to perform Owner’s obligations hereunder nominated by Owner’s Lender in the place of Owner.

§ 11.12.3

Project Manager and Owner acknowledge that the Owner’s Lender, as a condition to providing financing for the Plant, shall require Owner to provide the Independent Engineer with certain participation and review rights with respect to Project Manager’s performance of the Work. Project Manager acknowledges and agrees that such participation and review rights shall consist of the right to (i) enter the Plant and inspect the Work upon reasonable notice to Project Manager; (ii) attend all start-up and testing procedures; and (iii) review and approve such other items for which Owner is required by Owner’s Lender to obtain the concurrence, opinion or a certificate of the Independent Engineer or the Owner’s Lender pursuant to the Financing Documents which items do not materially alter the rights or obligations of Project Manager (collectively, the “Oversight Items”). Project Manager agrees to provide information reasonably requested by Independent Engineer regarding the performance of the Work.

§ 11.12.4

Notwithstanding anything to the contrary contained in Section 11.12.3, all the rights of the Independent Engineer with respect to the Oversight Items derive from the corresponding rights of Owner under the Contract Documents, and as such, neither increase Owner’s rights hereunder nor increase Project Manager’s obligations hereunder. The exercise of any such rights by Independent Engineer shall be completed within the same time periods as are set forth in the Contract Documents for the exercise of the corresponding rights by Owner and Owner shall be solely responsible for obtaining any review, inspection or approval from Independent Engineer as required by Owner’s Lender. Should Owner fail to provide any required response to Project Manager within the time periods set forth in the Contract Documents due to the action or inaction of the Independent Engineer, such failure shall have the same effect under the Contract Documents as if such failure had been caused by the action or inaction of Owner.

§ 11.12.5

For purposes hereof, Project Manager may rely solely upon Owner and shall have no duty to inquire as to whether or not the Independent Engineer has exercised its rights with respect to the Oversight Items or has provided Owner with any approval Owner may be required by Owner’s Lender to obtain from the Independent Engineer.

§ 11.12.6

Owner’s Lender shall be a third-party beneficiary of the Performance Guarantee described in Section 2.13 and the Warranties described in Section 2.9, with the right to enforce the Performance Guarantee Criteria and Warranties whether or not Owner is in default of its obligations to Owner’s Lender or Owner’s Lender exercises its right to assume Owner’s rights under this Agreement.

§ 11.13

CLOSING AND FINANCING CONTINGENCY. Owner and Project Manager agree that this Agreement is subject to Owner (a) closing on the purchase of the Plant; and (b) receiving a complete full funding commitment within 45 days of the signing of this Agreement. If Owner does not close on the purchase of the Plant, or if a full funding commitment is not received within 45 days of the signing of this Agreement, the terms and conditions of this Agreement terminate.

This Agreement is entered into and executed by the parties as of the Effective Date.

PROJECT MANAGER:

Ball Industrial Services, LLC		Ball Construction Services, LLC

/s/ James D. Hagberg		/s/ Robert E. Sodders
Signature		Signature

Print Name:	JAMES D. HAGBERG	Print Name:	Robert E. Sodders

Title:	VICE PRESIDENT	Title:	President

OWNER:

Soy Energy, LLC
8-11-10

/s/ Charles Sand
Signature

Print Name:	Charles Sand

Title:	Chairman